MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the “Make Good Agreement”), dated effective as of September 16, 2008, is entered into by and among ASPEN RACING STABLES, INC., a Nevada corporation (the “Company”), CUI XUEYN (the “Make Good Pledgor”), TRIXY SASYNIUK-WALT (the “Indemnitor”) and SECURITIES TRANSFER CORPORATION, as escrow agent (“Escrow Agent”).

Pursuant to a Stock Purchase Agreement dated August 15, 2008, Make Good Pledgor have acquired from the Company a total of 22,522,500 shares of common stock, representing control of the Company, and

WHEREAS, under the Stock Purchase Agreement, Indemnitor has agreed to indemnify Make Good Pledgor against certain claims and liabilities, and

WHEREAS, Make Good Pledgor may be required to transfer to Indemnitor up to 1,000,0000 shares of common stock of the Company, pursuant to the terms of this Make Good Escrow Agreement.

WHEREAS, pursuant to the requirements of the Stock Purchase Agreement, the Company, Indemnitor and Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein which are defined in the Stock Purchase Agreement shall have the respective meanings given to such terms in the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1.     Appointment of Escrow Agent. The Make Good Pledgor, Indemnitor and the Company hereby appoint Escrow Agent to act as Escrow Agent in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with such terms and conditions.

          2.    Establishment of Escrow. At the Closing, the Make Good Pledgor shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate of 1,000,000 shares of the Company’s Common Stock (the “Escrow Shares”), along with stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent). Also at the Closing the Indemnitor shall surrender for cancellation a total of 1,000,000 shares outstanding in her name. As used in this Make Good Agreement, “Transfer Agent” means Securities Transfer Corporation, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent. Make Good Pledgor agrees that the Company will (x) place a stop order on all Escrow Shares which shall expire on the date the Escrow Shares are delivered to the Indemnitor or returned to the Make Good Pledgor, (y) notify the Transfer Agent in writing of the stop order and the restrictions on such Escrow Shares under this Make Good Agreement and direct the Transfer

Agent not to process any attempts by the Make Good Pledgor to resell or transfer any Escrow Shares before the date the Escrow Shares that should be delivered to the Indemnitor are delivered to the Indemnitor or returned to the Make Good Pledgor , or otherwise in violation of Section 2.02 of the Stock Purchase Agreement and this Make Good Agreement.

          3.     Representations of Make Good Pledgor. The Make Good Pledgor (as to itself and its Escrowed Shares) hereby represents and warrants to the Indemnitor as follows:
(i)

All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all Liens. Upon any transfer of Escrow Shares to Indemnitor hereunder, Indemnitor will receive full right, title and authority to such shares as holders of Common Stock of the Company free and clear of all liens or restriction other than those imposed by US Federal Securities laws.

(ii)	Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgor or such properties or assets, other than such breaches, defaults or Liens which would not have a material adverse effect taken as a whole.

(iii)	The Make Good Pledgor has carefully considered and understands its obligations and rights under Section 2.02 of the Stock Purchase Agreement and this Make Good Agreement, and in furtherance thereof (x) has consulted with its legal and other advisors with respect thereto and (y) hereby forever waives and agrees that it may not assert any equitable defenses in any Proceeding involving the Escrow Shares.

4.     Disbursement of Escrow Shares. The Escrow Agent will hold the Escrow Shares and release them to Indemnitor or Make Good Pledgor on or before March 31, 2009, upon determination by audits of the net income of KUN RUN Biotechnology LTD, and its consolidated subsidiaries for the year ending December 31, 2008. Net income shall be determined in accordance with generally accepted accounting principles, except that there shall be added back to income any expense resulting from (i) payments to Halter Capital Corp. under the terms of the Consulting Agreement dated August 15, 2008, and (ii) release of the Escrow Shares (the “2008 Income”) to Make Good Pledgor.

(a)     If the 2008 Income is equal to or greater than USD 7,000,000, then all of the Escrow Shares shall be released and returned to Make Good Pledgor.

                    (b)      If the 2008 Income is less than USD 7,000,000, but equal to or greater than USD 6,000,000, then 50% of the Escrow Shares shall be released and issued to Indemnitor and 50% returned to Make Good Pledgor.

2

                    (c)       If the 2008 Income is less than USD 6,000,000, but equal to or greater than USD 5,000,000, then 75% of the Escrow Shares shall be released and issued to Indemnitor and 25% returned to Make Good Pledgor.

                   (d)       If the 2008 Income is less than USD 5,000,000, then all of the Escrow Shares shall be released and issued to Indemnitor.

5.     Tax Information. The Company and Make Good Pledgor covenant and agree to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for the Indemnitor. The Company, Make Good Pledgor and the Indemnitor understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

         6.    Notice of Filings. The Company agrees to promptly provide the Make Good Pledgor written notice of the filing with the Commission of any financial statements or reports referenced herein.

         7.    Escrow Shares. If any Escrow Shares are deliverable to the Indemnitor in accordance with this Make Good Agreement, (i) the Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgor to the Indemnitor, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 7(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent may promptly reissue such Escrow Shares in the Indemnitor’s name and deliver the same as provided herein or otherwise directed in writing by the Indemnitor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the Stock Purchase Agreement and in accordance with this Make Good Agreement, (i) any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Make Good Pledgor and (ii) should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor. In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Make Good Pledgor; provided, that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. The Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange.

Assuming the Make Good Pledgor provides good and valid title to the Escrow Shares to be transferred and delivered on behalf of the Make Good Pledgor to the Indemnitor hereunder, free and clear of all liens, encumbrances, equities or claims, the Escrow Agent will ensure that upon delivery of the Escrow Shares, good and valid title to the Escrow Shares, free and clear of all liens, encumbrances, equities or claims will pass to the Indemnitor. The Escrow Agent shall not take any action which could impair Indemnitor’s rights in the Escrow Shares. The Escrow Agent shall not sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) or grant any option with respect to any Escrow Shares prior to the termination of this Agreement.

3

8.     Interpleader. Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent also is authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 8 shall be filed in any court of competent jurisdiction in the State of Texas, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

9.     Exculpation and Indemnification of Escrow Agent.

(a)     Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

                     (b)     Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of Nevada upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY,

FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

                     (c)     The Company and the Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent and any of its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent hereunder; except, that if Escrow Agent is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 9 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

10.     Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

          11.       Resignation of Escrow Agent. At any time, upon ten (10) Business Days’ written notice to the Company, Indemnitor and Make Good Pledgor, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.

          12.       Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

           13.      Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

           14.      Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           15.      Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of the Indemnitor and Make Good Pledgor. This Make Good Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior consent of the Company, Indemnitor and Make Good Pledgor. This Make Good Agreement and the rights and obligations hereunder of the Make Good Pledgor may not be assigned by the Make Good Pledgor . Subject to the requirements under federal and state securities laws, Indemnitor may assign its rights under this Make Good Agreement without any consent from any other party. This Make Good Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company, the Make Good Pledgor and the Indemnitor. This Make Good Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Make Good Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement.

           16.       Applicable Law. This Make Good Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada. The representations and warranties contained in this Make Good Agreement shall survive the execution and delivery hereof and any investigations made by any party. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Make Good Agreement shall be commenced exclusively in the state and federal courts sitting in the City of Las Vegas, Nevada (the “Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any such proceeding, any claim that it is not personally subject to the jurisdiction of any such Nevada Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Make Good Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

           17.       Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

           18.       Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

           19.      Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

ASPEN RACING STABLES, INC.

By:
     Name:
     Title:

Address:

Facsimile:
Attn.:

MAKE GOOD PLEDGOR:

By:
     Cui Xueyun

Address:

Facsimile:
Attn.:

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK      -
SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

ESCROW AGENT:

SECURITIES TRANSFER CORPORATION, AS ESCROW AGENT

By:
     Name:
     Title:

Address:   2591 Dallas Parkway, Suite 102,
                 Frisco, TX 75034

Facsimile:
Attn.: Kevin B. Halter, Jr.

INDEMNITOR:

By:
     Trixi Sasyniuk-Walt

Address:

Facsimile:
Attn.:

Exhibit A
ESCROW AGENT FEE SCHEDULE

4